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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                  CONTACT:  Greg Strzynski
September 20, 2005                                         PHONE:  989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                             ANNOUNCES TENDER OFFER

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today announced an offer to purchase any and all of the Company's outstanding shares of $0.01 par value common stock at $1.00 per share, effective Sept. 21, 2005. The offer is subject to the conditions as set forth in the Company's Offer to Purchase for Cash, (the "Offer") which expires at 5:00 P.M. EST on Oct. 21, 2005, unless extended.

Though the Offer is being made to all shareholders, Donald J. Williamson and his wife and children, who together beneficially own 98 percent of the Company's aggregate outstanding stock, have advised the Company that they do not intend to tender any of the shares held by them. Following completion of the Offer, the Company intends to delist its shares from the Nasdaq - Smallcap Market, terminate the registration of its shares under the Securities Exchange Act of 1934, and cause the Company to become a private company.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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